EXHIBIT 4.4(b)

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

WINSTON HOTELS, INC.

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation.

         1.         The name of the corporation is Winston Hotels, Inc. (the “Corporation”).

         2.         The Corporation’s Restated Articles of Incorporation are hereby amended by adding the following subsection (b) of Article 5:

(b)    Series B Preferred Stock

         (i)       TITLE. The series of Preferred Stock is hereby designated as the “8.00% Series B Cumulative Preferred Stock” (the “Series B Preferred Stock”).

         (ii)       NUMBER. The maximum number of authorized shares of the Series B Preferred Stock shall be 5,000,000.

         (iii)     RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank (i) senior to all classes or series of Common Stock of the Corporation, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with the Corporation’s Series A Preferred Stock and all other equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; and (iii) junior to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

         (iv)     DIVIDENDS.

                    (A)     The holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, preferential cumulative cash dividends at the rate of 8.00% per annum of the Liquidation Preference (as defined herein) per share (equivalent to a fixed annual amount of $2.00 per share).

                    Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the sixteenth day of January, April, July and October of each year, or, if not a Business Day (as defined below), the next succeeding Business Day (each, a “Dividend Payment Date”). The first dividend will be paid on or before April 16, 2004. Dividends payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last Business Day of March, June, September and December, respectively, or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).

                    “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                    (B)     The amount of any dividends accrued on any Series B Preferred Stock at any Dividend Payment Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Dividend Payment Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series B Preferred Stock at any date other than a Dividend Payment Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Dividend Payment Date, whether or not earned or declared, plus an amount calculated on the basis of the annual dividend rate of $2.00 per share for the period after such last preceding Dividend Payment Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

                    (C)     Except as provided in this subsection (b) of Article 5, the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above and shall not be entitled to participate in the earnings or assets of the Corporation, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

                    (D)     Any dividend payment made on the Series B Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                    (E)     No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above.

                    (F)     Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Corporation or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Corporation’s Common Stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

                    (G)     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Corporation’s qualification as a real estate investment trust (“REIT”)). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         (v)     LIQUIDATION RIGHTS.

                    (A)     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference.

                    (B)     After the payment to the holders of the Series B Preferred Stock of the full preferential amounts provided for in this subsection (b) of Article 5, the holders of the Series B Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                    (C)     If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the Liquidation Preference, plus an amount equal to any accrued and unpaid dividends to the date of payment, of the Series B Preferred Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

                    (D)     The consolidation, share exchange or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation for the purposes of this subsection (b) of Article 5.

         (vi)     REDEMPTION.

                    (A)     OPTIONAL REDEMPTION. Subject to the provision of Article 15 of the Restated Articles of Incorporation, the Series B Preferred Stock shall not be redeemable prior to February 24, 2009. On and after February 24, 2009, the Corporation may, at its option, redeem at any time from time to time, in whole or in part, the Series B Preferred Stock at a price per share (the “Redemption Price”), payable in cash, of $25.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the “Redemption Date”), without interest, to the full extent the Corporation has funds legally available therefor. The shares of Series B Preferred Stock have no stated maturity, except as provided for in subparagraph (ix) below, and will not be subject to any sinking fund or mandatory redemption provisions.

                    (B)     REDEMPTION UPON A CHANGE OF CONTROL.

                    (1)     Notwithstanding the provisions of clause (A) of this subparagraph (vi), at any time prior to February 24, 2009, the Corporation may, at its option, upon the occurrence of a Change of Control Event (as defined below) redeem all of the outstanding Series B Preferred Stock at the applicable redemption price reflected below, plus accrued and unpaid dividends (if any) to the date of redemption. The redemption price shall be as follows:

Date of Redemption
		Purchase
From	Through	Price

Closing of Offering	March 31, 2004	$26.25
April 1, 2004	June 30, 2004	26.19
July 1, 2004	September 30, 2004	26.13
October 1, 2004	December 31, 2004	26.06
January 1, 2005	March 31, 2005	26.00
April 1, 2005	June 30, 2005	25.94
July 1, 2005	September 30, 2005	25.88
October 1, 2005	December 31, 2005	25.81
January 1, 2006	March 31, 2006	25.75
April 1, 2006	June 30, 2006	25.69
July 1, 2006	September 30, 2006	25.63
October 1, 2006	December 31, 2006	25.56
January 1, 2007	March 31, 2007	25.50
April 1, 2007	June 30, 2007	25.44
July 1, 2007	September 30, 2007	25.38
October 1, 2007	December 31, 2007	25.31
January 1, 2008	March 31, 2008	25.25
April 1, 2008	June 30, 2008	25.19
July 1, 2008	September 30, 2008	25.13
October 1, 2008	December 31, 2008	25.06
January 1, 2009	February 24, 2009	25.00

                    Such redemption may be consummated at any time prior to, contemporaneously with or after the Change of Control (as defined below), provided that notice of any such redemption pursuant to this paragraph is given no later than 90 days following the date upon which the Change of Control Event occurred, the redemption date must be within 60 days of the date of notice and a sum sufficient to redeem the shares must be deposited in trust to effect the redemption.

                    (2)     Definitions.

          (a)     A “Change of Control Event” shall mean the execution by the Corporation or any of its subsidiaries or affiliates of any agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control.

          (b)     A “Change of Control” shall be deemed to have occurred at such time as (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 25% of the total voting power of the total Voting Stock of the Corporation on a fully diluted basis; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the Corporation; and (iii) the date of the consummation of a merger or share exchange of the Corporation with another corporation where the shareholders of the Corporation immediately prior to the merger or share exchange would not beneficially own immediately after the merger or share exchange, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of the Board of Directors of the Corporation immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange.

          (c)     “Voting Stock” shall mean capital stock of any class or kind having the power to vote generally for the election of directors of the Corporation.

               (3)     Notwithstanding the provisions of subclause (1) of this clause (B), if applicable law provides that the holders of the Series B Preferred Stock do not have any right to vote as a separate class with respect to an event or transaction that results in a Change of Control (as defined above) or any related amendment, alteration or repeal of any provision in the Restated Articles of Incorporation, then the Corporation shall not have the right to redeem the Series B Preferred Stock as provided in this clause (B) above prior to February 24, 2009.

               (C)     PROCEDURES OF REDEMPTION.

               (1)     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each such notice shall state: (a) the Redemption Date; (b) the Redemption Price; (c) the number of shares of Series B Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. If less than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock to be redeemed from such holder.

               (2)     If notice has been mailed in accordance with clause (vi)(C)(1) of this subsection (b) of Article V and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series B Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the Series B Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series B Preferred Stock and all rights of the holders thereof as shareholders of the Corporation shall cease, except the right to receive the Redemption Price. Upon surrender, in accordance with such notice, of the certificates for any Series B Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series B Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Series B Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series B Preferred Stock without cost to the holder thereof.

               (3)     Any funds deposited with a bank or trust corporation for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

        (a)     the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

        (b)     any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

               (4)     Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the redemption by the Corporation of shares of Series B Preferred Stock in order to ensure that the

Corporation continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

               (5)     Immediately prior to any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

               (6)     If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

               (vii)      VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series B Preferred Stock shall not be entitled to vote at any meeting of the shareholders for election of directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

                              (A)     Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarters, whether consecutive or not (a “Preferred Dividend Default”), the holders of such shares of Series B Preferred Stock together with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation (“Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on the Board of Directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 20% of the shares of Series B Preferred Stock outstanding at that time and the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and such Parity Preferred when they have the voting rights described above (voting separately as a voting group with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

                    (B)     So long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a voting group), amend, alter or repeal the provisions of the Restated Articles of Incorporation or this subsection (b) of Article 5 thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof (an “Event”); provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and the holders of the Series B Preferred Stock will not have any voting rights with respect to such Event; provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect materially and adversely the rights, preferences, privileges or voting powers of the Series B Preferred Stock or its holders.

                    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                    (C)     On each matter submitted to a vote of the holders of Series B Preferred Stock in accordance with this paragraph (vii), or as otherwise required by law, each share of Series B Preferred Stock shall be entitled to one vote. With respect to each share of Series B Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

         (viii)     CONVERSION. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

         (ix)     RESTRICTIONS ON OWNERSHIP AND TRANSFER.

                    (A)     The record and beneficial holders of Series B Preferred Stock shall, upon demand, disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of the Corporation’s capital stock as the Board of Directors deems necessary to comply with the provisions of the Code pertaining to the qualification of the Corporation as a REIT or to comply with the requirements of any taxing authority or governmental entity of agency.

                    (B)     Whenever it is deemed by the Board of Directors to be reasonably necessary to protect the tax status of the Corporation as a REIT, the Board of Directors may require a statement or affidavit from any holder of the Series B Preferred Stock or proposed transferee of shares of Series B Preferred Stock setting forth the number and class or series of shares of capital stock already owned by such holder or transferee and any related person in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which opinion shall be binding on the proposed transferor and transferee, the proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors has the right, but not a duty, to refuse to transfer the shares of Series B Preferred Stock to the proposed transferee. All contracts for the sale or other transfer of shares of Series B Preferred Stock shall be subject to this provision.

                    (C)     Notwithstanding any other provision of the Restated Articles of Incorporation to the contrary, no person shall at any time directly or indirectly, without the express prior written consent of the Board of Directors, acquire ownership in the aggregate of more than 9.9% of the outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock Ownership Limit”). Shares of Series B Preferred Stock directly or indirectly owned by a person in excess of the Series B Preferred Stock Ownership Limit at any time shall be deemed to be Excess Shares (as defined in Section 15(d) of the Restated Articles of Incorporation). For purposed of this clause (C) of subparagraph (ix) of subsection (b) of Article 5 of the Restated Articles of Incorporation, a person shall be deemed to own shares of Series B Preferred Stock owned by such person after applying the rules of Section 544 of the Code as modified by Section 856(a)(6) and Section 856(h) of the Code. All shares of Series B Preferred Stock which any person has the right to acquire upon the exercise of outstanding rights, options and warrants, and upon conversion of any securities convertible into shares of Series B Preferred Stock, if any, shall be considered outstanding for purposes of the Series B Preferred Stock Ownership Limit if such inclusion will cause such person to own more than the Series B Preferred Stock Ownership Limit.

         3.         These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on January 22, 2004.

         4.         These Articles of Amendment were duly adopted by the Board of Directors of the Corporation without shareholder action as shareholder action was not required because, as permitted by General Statutes 55-6-02, Article 5 of the Restated Articles of Incorporation authorizes the Board of Directors to issue from time to time preferred stock in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

         5.         These Articles of Amendment will be effective upon filing.

         IN WITNESS WHEREOF, Winston Hotels, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer this ______ day of February, 2004.

WINSTON HOTELS, INC

By:

Robert W. Winston, III Chairman and Chief Executive Officer

11